SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

PW EAGLE, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	41-1642846
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1550 Valley River Drive, Eugene, Oregon 97401

(Address of Principal Executive Office and Zip Code)

Restricted Stock Plan

(Full Title of the Plan)

Jerry A. Dukes

Chief Executive Officer

1550 Valley River Drive

Eugene, Oregon 97401

(541) 343-0200

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Melodie R. Rose, Esq.

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, Minnesota 55402

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock to be offered pursuant to the Plan	90,500 shares	$26.58	$2,405,490	$257.39

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the restricted stock plan described herein and any additional securities which may become issuable pursuant to anti-dilution provisions of the plan.
(2)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Registrant’s Common Stock on May 24, 2006.

EXPLANATORY NOTE

PW Eagle, Inc. (the “Company”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register issuances of 90,500 shares of common stock, par value $0.01 per share (“Common Stock”), previously issued under the PW Eagle, Inc. Restricted Stock Plan (the “Plan”).

This Registration Statement also includes a reoffer prospectus prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. This reoffer prospectus may be used by certain officers and directors of the Company to sell or otherwise dispose of securities received as grants under the Plan.

PART I

INFORMATION REQUIRD IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this Registration Statement will be sent or given to employees as specified in Rule 428(b)(1) of the Securities Act and are not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8. Those documents and the documents incorporated by reference into this Registration Statement, taken together, constitute prospectuses that meet the requirements of Section 10(a) of the Securities Act.

PW Eagle, Inc. will deliver or cause to be delivered promptly, without charge, to each person to whom information is required to be delivered, upon written or oral request, a copy of the information that is incorporated by reference pursuant to Item 3 of this Registration Statement and any other documents required to be delivered pursuant to Rule 428(b).

REOFFER PROSPECTUS

PW EAGLE, INC.

90,500 Shares of Common Stock

Certain of our officers, directors and employees, all of whom are named in this prospectus (the “Selling Shareholders”), may offer and sell from time to time, for their own accounts, up to 90,500 shares of our common stock, $0.01 par value per share (the “Shares”) that they acquired in connection with grants of restricted stock referred to as the Restricted Stock Plan (the “Plan). We will not receive any of the proceeds from the sale of the Shares.

The Shares constitute “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”) before their sale under this reoffer prospectus. This reoffer prospectus has been prepared for the purpose of registering the Shares under the Securities Act to allow for future sales by the Selling Shareholders to the public. The Selling Shareholders may offer for sale or sell the Shares in varying amounts through public or private transactions at prevailing market prices or at privately negotiated prices. Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts. In connection with such sales, the Selling Shareholders and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders will also pay any fees and disbursements of counsel and experts for the selling shareholder. See “Plan of Distribution.”

PW Eagle’s common stock is currently listed on the Nasdaq Global Market under the symbol “PWEI.” On May 25, 2006, the closing sale price of PW Eagle common stock on the Nasdaq Global Market was $26.50 per share.

For information concerning certain risks relating to an investment in PW Eagle common stock, see “ Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is May 26, 2006

You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. Our common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

ABOUT PW EAGLE, INC.

PW Eagle, Inc., a Minnesota corporation, (also referred to as we, us, our, the Company or PW Eagle) manufactures and distributes polyvinyl chloride (PVC) pipe and fittings used for potable water and sewage transmission, turf and agricultural irrigation, water wells, fiber optic lines, electronic and telephone lines, and commercial and industrial plumbing. We distribute our products throughout the entire United States, with a minimal amount of shipments to selected foreign countries. Our wholly-owned subsidiary, USPoly Company LLC, (USPoly) manufactures and distributes polyethylene (PE) pipe products and accessories.

Our executive offices and operating headquarters are located in Eugene, Oregon. We have production facilities in Cameron Park, Visalia and Perris, California; Columbia, Missouri; Hastings, Nebraska; Shawnee and Tulsa, Oklahoma; Eugene, Oregon; Conroe, Texas; Buckhannon, West Virginia; Tacoma and Sunnyside, Washington; and West Jordan, Utah.

Our web address is www.pweagleinc.com. USPoly’s web address is www.uspolycompany.com. Investors can access our news releases and the periodic reports we file with the Securities and Exchange Commission free of charge on our web site.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and information incorporated by reference in this prospectus contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in or incorporated by reference in this prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in and incorporated by reference in this prospectus, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Other risks, uncertainties and factors, including those discussed under “Risk Factors,” could cause our actual results to differ materially from those projected in any forward-looking statements we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update or revise any forward-looking statements, or to so update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

RISK FACTORS

This offering is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information in this prospectus, including the financial statements and the related notes incorporated by reference into this prospectus, before deciding to invest in shares of our common stock. If any of the following risks or uncertainties actually occurs, our business, prospects, financial condition and operating results would likely suffer, possibly materially. In that event, the market price of our common stock could decline and you could lose all or part of your investment.

The pipe industry and our business are heavily dependent on the price and trend of resin, our main raw material.

Our gross margin percentage is sensitive to raw material resin prices and the demand for PVC and PE pipe. Historically, when resin prices are rising or stable, our margins and sales volume have been higher. Conversely, when resin prices are falling, our sales volumes and margins have been lower. In response to hurricane-related supply disruptions and increasing energy and raw material costs, PVC resin producers implemented increases of $0.02 per pound in September 2005 and $0.12 per pound in October 2005. In December 2005, PVC resin prices decreased $0.02 per pound. In January 2006, PVC resin prices were unchanged, then decreased $0.015 per pound in February 2006 and $0.02 per pound in March 2006. Resin manufacturers have announced intentions to hold resin prices unchanged in April and increase them later in the second quarter. However, these are still subject to final settlement.

Our gross margins decrease when the supply of resin and pipe is greater than demand. Conversely, our gross margins improve when resin and pipe are in short supply. In April 2001, a major producer of PVC resin filed for bankruptcy and, during the first quarter of 2002 ceased operations at two manufacturing facilities. This resulted in a reduction of approximately 1.0 billion pounds of production capacity, or 5%, of the North American industry capacity. Although two PVC producers have subsequently purchased these two facilities, only one of them has re-started a portion of its capacity. In December 2004, a major PVC producer announced plans to build a PVC plant with annual capacity of 1.3 billion pounds together with integrated production of chlorine and vinyl chloride monomer (VCM), with completion expected by 2007 for the first phase and by 2008 for the second phase. During 2005, two other PVC producers announced smaller expansions of existing facilities which are expected to be completed in 2007. If these capacity increases result in industry capacity exceeding demand when they begin production, it could result in decreasing prices for PVC resin and negatively impact our gross margins. In addition, we believe the production of PVC resin may be limited by the availability of chlorine, a major raw material component.

The demand for our products is directly affected by the growth and contraction of the Gross Domestic Product and economic conditions.

Due to the commodity nature of resin, pipe and the dynamic supply and demand factors worldwide, the markets for both resin and pipe have historically been very cyclical with significant fluctuations in prices and gross margins. Generally, after a period of rising or stable resin prices, capacity has increased to exceed demand with a resulting decrease in prices and gross margins. Over the last ten years, there have been consolidations in both markets, particularly with respect to PVC resin manufacturers. During the same period, the capacity of PVC resin producers has increased from just over 9 billion pounds to over 18 billion pounds today. In the last ten years, published PVC resin prices have fluctuated between approximately $0.25 and $0.70 per pound. Since peaking in October 2005, PVC resin prices have decreased $0.055 per pound.

We believe the main drivers of industry performance are U.S. gross domestic product (GDP) growth and supply and demand of PVC resin. Historically, our profitability has improved during periods of strong GDP growth and decreased during periods of slower growth or recession. GDP growth improved in the first nine months of 2005 compared to 2004, demand for PVC resin for use in pipe was strong, and our margins increased. Although GDP growth slowed somewhat in the fourth quarter of 2005, the effect of hurricanes Katrina and Rita contributed to a continuing increase in demand and selling prices. GDP growth is estimated to have increased in the first quarter of 2006. Additionally, because our products are used in both new residential and commercial construction and replacement and upgrade projects, a significant or prolonged decrease in the level of construction activity in the U.S. could lead to decreased demand for PVC and PE pipe, and result in lower prices and margins.

While we expect the demand for PVC and PE pipe to continue to increase over the long term, we also expect that the industry will continue to be subject to cyclical fluctuations and times when supply will exceed demand, driving prices and margins down. These conditions could result from a general economic slowdown either domestically or elsewhere in the world or capacity increases in either the resin or pipe markets. General economic conditions both in the United States and abroad will continue to have a significant impact on our prices and gross margins.

We are dependent on suppliers of our raw materials. Our production or reputation could be seriously harmed if these suppliers were unable to timely meet our requirements on a cost effective basis.

Our PVC and PE products contain raw materials that are procured from a variety of suppliers. The cost, quality and availability of these raw materials, chief among them PVC and PE resin, are essential to the successful production and sale of our products. There are a limited number of suppliers for some of these raw materials. Alternative sources are not always available or may not be available on terms acceptable to us. For example, there are currently only five suppliers of PVC resin and four suppliers of PE resin in North America who are capable of providing us the material in an amount that would meet our requirements on terms acceptable to us. We believe our relationships with our raw materials suppliers are good and currently have long-term agreements in place with several of our key suppliers. However, if our suppliers were unable or unwilling to meet our demand for raw materials on terms acceptable to us and if we are unable to obtain an alternative source or if the price for an alternative source is prohibitive, our ability to maintain timely and cost-effective production of our products will be seriously harmed.

In September and October of 2005, all five PVC resin suppliers and all four PE resin suppliers declared force majeure due to the effects of Hurricanes Katrina and Rita, and due to an accident at one resin manufacturing facility. While we were able to secure sufficient amounts of raw material to maintain our operations at reasonable levels, any further supply disruptions could further challenge our ability to utilize our manufacturing capacity. During late fourth quarter of 2005 and early first quarter of 2006, resin suppliers have been able to increase production to levels such that there are no longer supply limitations. If similar disruptions in our raw material supply occur in the future, we may be unable to effectively utilize our manufacturing capacity.

A significant portion of our business and the demand for our products is seasonal in nature and any adverse weather conditions that result in a slowdown in the construction industry may adversely affect demand for our products.

Our products are used in new residential and commercial construction. Because of this, the demand for these products tends to be seasonal to correspond with increased construction activity in the late spring, summer, and early fall. Any significant or prolonged adverse weather conditions that negatively affect the construction industry or slow the growth of new construction activity may negatively affect our operating results.

Our operating results are dependent on the price of resin and any competitive pressure in the resin industry that increases supply or decreases the price of resin may negatively affect our profitability.

The primary raw material used in most of our products is PVC resin. Generally, in periods of strong demand and limited supply of PVC resin, prices of resin tend to increase. Conversely, PVC resin prices tend to decrease when demand is weak and there is excess supply. Historically, in response to increasing resin prices, we have been able to increase the price of our products at a greater rate, resulting in better margins. During periods of decreasing resin prices, our selling prices have tended to decrease faster than our raw material costs, resulting in lower margins. In the event of a significant increase in PVC resin capacity or a significant decrease in the demand for PVC resin, resulting in a period where there is an excess supply of PVC resin, our margins and profitability could be negatively impacted.

USE OF PROCEEDS

The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the Selling Shareholders. We will not receive any proceeds from any sale of shares by the Selling Shareholders.

SELLING SHAREHOLDERS

This prospectus relates to shares of common stock that have been acquired by the Selling Shareholders named below in connection with grants of restricted stock pursuant to the Plan.

Each of the Selling Shareholders is an employee or director of the Company. The following table sets forth:

•	The name and principal position or positions of each Selling Shareholder over the past three years with the Company;

•	The number of shares of common stock each Selling Shareholder beneficially owned as of May 15, 2006;

•	The number of shares of common stock and the percentage, if 1% or more, of the total class of common stock outstanding to be beneficially owned by each Selling Shareholder following this offering, assuming the sale pursuant to this offering of all shares acquired by such Selling Shareholder in connection with grants of restricted stock pursuant to the Plan and registered under this Registration Statement.

There is no assurance that any of the Selling Shareholders will sell any or all of the shares offered by them under this Registration Statement. The information included in the table assumes that each selling shareholder will elect to sell all of his shares set forth under “Shares Covered by this Prospectus.”

Selling Stockholder	Position with the Company	Shares Beneficially Owned		Shares Covered by this Prospectus	Shares Beneficially Owned After this Offering
					Number	Percentage (1)
N. Michael Stickel	Exec. VP Sales & Mktg.	92,844	(2)	8,000	84,844	*
Dobson West	Secretary	132,780		5,000	127,780	1.1%
William H. Spell	Director	299,334	(3)(4)(5)	15,000	284,334	2.4%
Jerry A. Dukes	Chief Executive Officer and President	69,870	(6)	37,500	32,370	*
Scott Long	Chief Financial Officer	68,200	(7)	22,500	45,700	*
Randy Morris	Controller	2,500		2,500	-0-	N/A

*	Less than 1%.
(1)	Based on 11,883,453 shares outstanding as of April 28, 2006.
(2)	Includes 54,960 shares that may be purchased by Mr. Stickel upon exercise of currently exercisable options and 1,013 shares held in a 401(k) plan.
(3)	Mr. Spell has individually acquired securities of the Company from the Company and in open market transactions.
(4)	Includes 32,500 shares held by the Spell Family Foundation; Mr. Spell has voting and dispositive power over such shares.
(5)	Includes 21,429 shares held by Mr. Spell’s wife and 1,510 shares held in trusts for minor children.
(6)	Includes 10,000 shares that may be purchased by Mr. Dukes upon exercise of currently exercisable options.
(7)	Includes 31,600 shares that may be purchased by Mr. Long upon exercise of currently exercisable options.

PLAN OF DISTRIBUTION

The Selling Shareholders, or their pledgees, donees, transferees or other successors in interest, may sell shares pursuant to this prospectus from time to time:

•	in transactions on the Nasdaq Global Market;

•	in the public market off the Nasdaq Global Market;

•	in privately negotiated transactions;

•	through put or call options transactions relating to the shares; or

•	in a combination of all such transactions.

Each sale may be made either at the market price prevailing at the time of sale or at a negotiated price. Sales may be made through brokers or to dealers, and such brokers or dealers may receive compensation in the form of commissions or discounts not exceeding those customary in similar transactions. Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other expenses incurred by a Selling Stockholder will be borne by that Selling Shareholder.

The Selling Shareholders and any dealer acting in connection with the offering or any broker executing a sell order on behalf of a Selling Shareholder may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares by a Selling Shareholder and any commissions or discounts received by any such broker or dealer may be deemed to be underwriting compensation under the Securities Act. In addition, any such broker or dealer may be required to deliver a copy of this prospectus to any person who purchases any of the shares from or through such broker or dealer.

LEGAL MATTERS

The validity of the Shares being offered hereby is being passed upon for us by Fredrikson & Byron, P.A. We have received certain advice from our legal counsel in connection with the matters described herein. Such legal advice is solely for our benefit and not for any shareholder or prospective investor. Purchasers of the shares offered hereby are not entitled to rely on any such advice and should not consider any such counsel to represent them or their interests. Prospective investors should consult with their own legal and other counsel.

EXPERTS

The financial statements of PW Eagle, Inc. as of December 31, 2004 and for the years ended December 31, 2004 and 2003, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of PW Eagle, Inc. as of December 31, 2005, and for the year then ended incorporated by reference in this prospectus, have been audited by Grant Thornton LLP, independent registered public accounting firm as indicated by their report with respect thereto, and are included herein in reliance upon authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at “http://www.sec.gov.”

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents in this reoffer prospectus. The information incorporated by reference is considered to be part of this reoffer prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 0-18050) we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”):

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed March 29, 2005, and as amended May 1, 2006;

2.	Proxy Statement for the 2006 Annual Meeting of Shareholders, filed May 10, 2006;

3.	Current Reports on Form 8-K filed April 3, April 26 and May 2, 2006 (Items 1.01 and 2.03 only);

4.	The description of PW Eagle common stock which is contained or incorporated by reference in the Registration Statement on Form 8-A (Commission File No. 0-18050) filed with the SEC pursuant to Section 12 of the 1934 Act, and any description of any of our securities which is contained in any registration statement filed after the date hereof under Section 12 of the 1934 Act, including any amendment or report filed for the purpose of updating any such description.

We will provide, at no cost, a copy of these filings to each person, including any beneficial owner, to whom a prospectus is delivered upon oral or written request to our Chief Financial Officer at the following address and telephone number:

Scott Long

PW Eagle, Inc.

1550 Valley River Drive

Eugene, Oregon 97401

(541) 343-0200

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide information other than that provided in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed in (a) through (c) below:

(a)	The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or either (I) the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed or (II) the Registrant’s effective registration statement on Form 10 or 10-SB filed under the Securities Exchange Act of 1934 containing audited financial statements for the Registrant’s latest fiscal year;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Registrant document referred to in (a) above;

(c)	If the class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934, the description of such class of securities contained in a registration statement filed under such Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Minnesota corporate law, a corporation shall, unless prohibited or limited by its Articles of Incorporation or Bylaws, indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements, expenses and disbursements incurred by such person who was, or is threatened to be, made a party to a proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if generally, with respect to the acts or omissions of the person complained of in the proceeding, the person: (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith, (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the corporation or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the corporation. Minnesota corporate law also provides that a corporation may purchase and maintain insurance on behalf of any indemnified party against any liability asserted against such person, whether or not the corporation would have been required to indemnify the person against liability under the provisions of Minnesota corporate law. The Registrant’s Articles of Incorporation and Bylaws do not limit the Registrant’s obligation to indemnify such persons.

The Registrant’s Articles of Incorporation limit the liability of its directors to the full extent permitted by the Minnesota Business Corporation Act. Specifically, directors of the Registrant will not be personally liable for monetary damages for breach of fiduciary duty as directors except liability for (i) any breach of the duty of loyalty to the

Registrant or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws or (v) any transaction from which the director derives an improper personal benefit.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.1	Opinion of Fredrikson & Byron, P.A.

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1).

24	Power of Attorney from certain directors.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eugene and State of Oregon, on the 26th day of May, 2006.

PW EAGLE, INC.
(the “Registrant”)

By	/s/ Jerry A. Dukes
Jerry A. Dukes
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

(Power of Attorney)

Each of the undersigned constitutes and appoints Jerry A. Dukes and Scott Long his true and lawful attorney-in-fact and agent, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Form S-8 Registration Statement of PW Eagle, Inc. relating to the Restricted Stock Plan and any or all amendments or post-effective amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Jerry A. Dukes Jerry A. Dukes	Chief Executive Officer (principal executive officer)	May 26, 2006

/s/ Scott Long Scott Long	Chief Financial Officer (principal financial and Accounting officer)	May 26, 2006

/s/ Denver Kaufman Denver Kaufman	Director	May 25, 2006

/s/ Richard W. Perkins Richard W. Perkins	Director	May 25, 2006

/s/ Bruce A. Richard Bruce A. Richard	Director	May 25, 2006

/s/ William H. Spell William H. Spell	Co-Chairman of the Board	May 25, 2006

/s/ Harry W. Spell Harry W. Spell	Co-Chairman of the Board	May 25, 2006

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PW EAGLE, INC.

Form S-8 Registration Statement

EXHIBIT INDEX

Exhibit Number	Exhibit Description
5.1	Opinion of Fredrikson & Byron, P.A.

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)

24	Power of attorney (See Signature Page)